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                              EXECUTIVE SUMMARY

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
DATE OF VALUATION:         September 27, 1995

DATE OF INSPECTION:        September 27, 1995

NAME:                      The Society Park East Apartments

PROPERTY ADDRESS:          201 Harbour City Parkway
                           Indian Harbour Beach, Brevard County, Florida

TAX REFERENCE:             27-37-14-01-03-001

PROPERTY DESCRIPTION:      Society Park East Apartments is a 200-unit apartment complex which was constructed in 1962/1965. The complex is comprised of 8, two-story buildings, with a gross building area of 210,814 (plus or minus) square feet or a total rentable area of 171,444 (plus or minus) square feet. The buildings are of concrete block construction, with stucco exteriors, and flat, built up tar and gravel roofs. Site amenities include two swimming pools, a clubhouse, laundry facilities and attractively landscaped courtyards. The property includes uncovered parking for 250
                           (plus or minus) vehicles. The improvements are situated on a 7.03 (plus or minus) acre site.

ZONING:                    R-3, Multifamily Residential District, under the jurisdiction of Indian
                           Harbour Beach, Florida.


MARKET BRIEF:              The South Brevard County (Melbourne, beach communities and Palm Bay)
                           apartment market is stable with occupancies averaging in the low to mid
                           90% range. Based on our survey of properties in the subject's primary market area, the average occupancy rate is approximately 93%. Over the past year, occupancy rates have remained generally stable. A market survey we conducted one year ago in the subject's primary market area indicated an average occupancy rate of 94%, indicating minimal change. Over the past three years, the subject's occupancy has ranged between 89% and 98%, with annual averages of 94%
                           in 1993, 95% in 1994 and 93% year to date 1995. Over the past year, rental rates at some properties have increased moderately, with rental rate increases ranging from 0 to 6%, with most in the
                           2% range. There has been no significant multi-family rental construction in the market for several years, and none is presently underway or proposed.

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                              EXECUTIVE SUMMARY

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
PROPERTY RIGHTS APPRAISED:          Fee Simple Estate

HIGHEST AND BEST USE:

INDICATED VALUE BY APPROACHES:

 INCOME CAPITALIZATION APPROACH:    $5,200,000

 SALES COMPARISON APPROACH:         $5,100,000 - $5,400,000

 COST APPROACH:                     $5,000,000

 FINAL CONCLUSION OF MARKET VALUE:  $5,200,000
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COMMENTS

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of recent comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given little weight in the reconciliation of a final value estimate. It should be noted that there has been little recent multi-family apartment development and consequently no recent land sales of multi-family apartment sites in the subject's market area.

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